October 2016

WILDERMUTH ENDOWMENT STRATEGY FUND

SUPPLEMENTAL CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

1. COVERED OFFICERS / PURPOSE OF THE CODE

The Board of Trustees (the “Board”) of the Wildermuth Endowment Strategy Fund (the “Fund”) has adopted this Supplemental Code of Ethics for Principal Executive and Senior Financial Officers (this “Code”) to apply to the Fund’s principal executive officer and principal financial officer, respectively (the “Covered Officers,” each of whom are set forth in Exhibit A), for the purpose of promoting:
a.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

b.
full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Fund;

c.	compliance with applicable laws and governmental rules and regulations;

d.	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

e.	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

2. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund.
The Fund’s, and the Adviser’s1 compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to,

[1]
The term “Adviser” when used in this Code refers to Wildermuth Advisory, LLC and/or any other investment adviser or sub-adviser for the Fund, as the context may require, and any affiliate of Wildermuth Advisory, LLC.

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repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between (i) the Fund and the Adviser of which the Chief Executive Officer is also an officer, and (ii) the Fund and Vigilant Compliance, LLC (“Vigilant”) of which the Chief Financial Officer is an employee. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund, the Adviser, or Vigilant, as applicable), be involved in establishing policies and implementing decisions that will have different effects on the Adviser, Vigilant and/or the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Adviser and the Fund and Vigilant and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act and, if applicable, the Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions of the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

Each Covered Officer must:

a.
not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

b.	not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;

c.
not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

d.	not retaliate against any other Covered Officer of any employee or officer of the Fund or their affiliated persons for reports of potential violations that are made in good faith.

There are some conflict of interest situations that may be discussed with the Fund’s legal counsel if material. Examples of these include:

a.	service as a director on the board on any private company;

b.	the receipt of any gifts in excess of $250.00, in connection with the management, operations, sale or distribution of a series of the Fund (each, a “Fund,” and, collectively, the “Funds”);

c.
the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business- related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety;

d.	any ownership interest in, or any consulting or employment relationship with, any of the

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Fund’s service providers, other than the Adviser, principal underwriter, administrator or any affiliated person thereof; and

e.
a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

3. DISCLOSURE AND COMPLIANCE

a.	Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Fund.

b.
Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s Trustees and auditors, and to governmental regulators and self-regulatory organizations.

c.
Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and the Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund.

d.	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

4. REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

a.
upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing (using the form attached as Exhibit B) to the Board that he has received, read, and understands the Code;

b.	annually thereafter affirm in writing (using the form attached as Exhibit C) to the Board that he has complied with the requirements of the Code;

c.	not retaliate against any other Covered Officer or any employee of the Fund or their affiliated persons for reports of potential violations that are made in good faith;

d.	report at least annually on the Fund’s Trustee and Officer Questionnaire affiliations or other relationships related to conflicts of interest; and

e.	notify the Chief Compliance Office (the “CCO”) promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situations. The CCO is authorized and encouraged to consult, as appropriate, with the Board, counsel to the Fund, and counsel to the Trustees who are not “interested persons” of the Fund, as that term is defined in the 1940 Act (the “Independent Trustees”). However, any approvals or waivers sought by a Covered Officer will be considered by the Board.

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The Fund will follow these procedures in investigating and enforcing this Code:

a.	The CCO will take all appropriate action to investigate any potential violations reported to him.

b.	If, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action.

c.	Any matter that the CCO believes is a violation will be reported to the Board.

d.
If the Board concurs that a violation has occurred, the Board will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser [or its board]; or a recommendation to dismiss the Covered Officer.

e.	The Board will be responsible for granting waivers, as appropriate.

f.	Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

5. OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section
406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund’s Adviser, administrator, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund and the Adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the 1940 Act and the Adviser’s more detailed compliance policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

6. AMENDMENTS

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the Independent Trustees.

7. CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, the Fund’s counsel or counsel to the Independent Trustees, as appropriate.

8. INTERNAL USE

The Code is intended solely for internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion. Adopted December 2013

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EXHIBIT A

WILDERMUTH ENDOWMENT STRATEGY FUND

SUPPLEMENTAL CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

COVERED PERSONS

Persons covered by this Supplemental Code of Ethics for Principal Executive and Senior Financial Officers are:

Name	Title
Daniel Wildermuth	Principal Executive Officer
Gerard Scarpati	Principal Financial Officer